UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 20, 2009

THE NEWARK GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-118844	22-2884844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 Jackson Drive

Cranford, New Jersey 07016

(Address of principal executive office)

(Zip Code)

(908) 276-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 20, 2009, The Newark Group, Inc. (the “Company”), Wachovia Bank, National Association (the “Bank”), and the requisite lenders under its asset-based senior secured revolving credit facility (together with the Bank, the “ABL Lenders”) completed the execution and delivery of a Forbearance Agreement (the “Forbearance Agreement”) pursuant to which, among other things, the ABL Lenders agreed to forbear from exercising certain rights as a result of the occurrence of certain events of default under the Company’s asset-based senior secured revolving credit facility (the “ABL Agreement”). The events of default for which the ABL Lenders agreed to forbear relate to the Company’s failure to comply with its fixed charge coverage ratio and availability tests and similar defaults under the Company’s credit-linked facility (as described below).

The Forbearance Agreement also provides, among other things, that: (i) all revolving loans after February 6, 2009 will be Prime Rate Loans, not Eurodollar Loans; (ii) the interest rate for Prime Rate Loans will be the Prime Rate plus 4.00%; (iii) the Prime Rate will be the greater of (a) the prime rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 3.00%; and (iv) the ABL Lenders will receive certain additional fees from the Company.

On February 16, 2009, the Company received a letter from the Bank in connection with the Company’s credit-linked loan facility (the “CL Agreement”), which gave notice that an event of default had occurred under the CL Agreement as a result of the Company’s failure to comply with its fixed charge coverage ratio and availability test and as a result of similar defaults under the ABL Agreement. The interest rate under the CL Agreement was increased by 2% per annum and the Bank otherwise reserved its rights, but did not accelerate the loan.

The Company agreed as part of the Forbearance Agreement to enter into a forbearance agreement with the Company’s lenders under the CL Agreement (the “CL Lenders”) by February 24, 2009. The Company had not entered into a forbearance agreement with the CL Lenders by such date, and no assurance can be provided that such an agreement will be reached. The Company is continuing to discuss financing matters with both the ABL Lenders and the CL Lenders.

As of February 20, 2009, the Company was indebted under the ABL Agreement in the aggregate principal amount of approximately $38.7 million, and under the CL Agreement, the Company had outstanding a term loan of $15.3 million and letters of credit of $68.6 million. Neither the ABL Lenders nor the CL Lenders have taken any action to accelerate the obligations due under their respective agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE NEWARK GROUP, INC.
Date: February 26, 2009
	By:	/s/ Joseph E. Byrne
Joseph E. Byrne
Vice President and Chief Financial Officer